                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           HUDSON GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [HUDSON LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           HUDSON GENERAL CORPORATION

     Notice is hereby given that the Annual Meeting of Stockholders of Hudson General Corporation (the "Corporation") will be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 20, 1998 at 9:30 A.M., local time, for the following purposes:

        (1) To elect eight directors to serve in accordance with the by-laws until the next Annual Meeting of Stockholders and until their successors are elected and shall duly qualify; and

        (2) To consider and act upon such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 24, 1998 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Senior Vice President
                                          and Secretary
Dated: Great Neck, New York
       October 14, 1998

     IT IS HOPED THAT YOU CAN PERSONALLY ATTEND THIS MEETING. IF YOU CANNOT ATTEND, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                           HUDSON GENERAL CORPORATION
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

     This Proxy Statement is furnished to stockholders of Hudson General Corporation (the "Corporation") in connection with the solicitation of proxies for the Annual Meeting of Stockholders of the Corporation to be held on November 20, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements thereof. A form of proxy for this meeting is enclosed herewith. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to the stockholders on or about October 14, 1998.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of the Corporation. The costs of this solicitation will be paid by the Corporation. Such costs include preparation, printing and mailing of the Notice of Annual Meeting and form of proxy and this Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Corporation and its subsidiaries, without additional compensation, may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Corporation will reimburse such persons for their expenses in so doing.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and will be voted in accordance with the directions, if any, given in the proxy. If no directions are given, the proxy will be voted FOR the election of all the persons named herein as nominees for director of the Corporation. A proxy is revocable at any time prior to being voted by written notice to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by voting in person at the meeting. The mere presence at the meeting of a person appointing a proxy does not revoke the appointment.

     The Corporation had outstanding on September 24, 1998, the record date for the meeting, 1,744,949 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the meeting. Pursuant to the Corporation's by-laws, when a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the meeting is required for the election of directors. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum, and will have the same effect as a vote to withhold authority in the election of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 24, 1998 (except as otherwise indicated in notes (c) and (d) to the table), the stockholdings of the only stockholders of the Corporation owning of record or known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock:

                                                              AMOUNT AND NATURE
                                                           OF BENEFICIAL OWNERSHIP
                                                         ----------------------------
                                                         SOLE VOTING    SHARED VOTING    PERCENTAGE
                                                             AND             AND             OF
                                                         INVESTMENT      INVESTMENT      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                        POWER           POWER          SHARES
------------------------------------                     -----------    -------------    -----------
Jay B. Langner.........................................    131,258(a)           --           7.5%(a)
  111 Great Neck Road
  Great Neck, New York 11021
Richard D. Segal.......................................         --         125,972(b)        7.2%
  707 Westchester Avenue
  White Plains, New York 10604
Dimensional Fund Advisors Inc.(c)......................    101,300              --           5.8%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
GAMCO Investors, Inc./
  Gabelli Funds, Inc./
  Gabelli Performance Partnership L.P./
  Gabelli Foundation, Inc./
  Gemini Capital Management Ltd./
  Marc J. Gabelli/
  Mario J. Gabelli(d)..................................    846,988(e)           --          48.5%
  One Corporate Center
  Rye, New York 10580

---------------
(a) Includes 10,000 shares issuable upon the exercise of presently exercisable options (see "Options and Stock Appreciation Rights"). The percentage of outstanding shares has been calculated as though such options had been exercised.

(b) Consists of (i) 27,590 shares owned by a partnership of which Mr. Segal is the managing partner, (ii) 37,321 shares owned by a partnership of which Mr. Segal is a co-trustee of certain of the partners thereof, (iii) 31,472 shares owned by Mr. Segal's wife as to which he is attorney-in-fact, (iv) an aggregate of 22,329 shares owned by other members of Mr. Segal's family, as to which he is attorney-in-fact, and (v) 7,260 shares owned by a trust of which he is a co-trustee. Mr. Segal disclaims beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, of all shares referred to in clauses (ii), (iii), (iv) and (v) of this note.

(c) The holdings listed are as of December 31, 1997 as set forth in the Schedule 13G of Dimensional Fund Advisors Inc. ("Dimensional") dated February 9, 1998. Dimensional has advised the Corporation that it is a registered investment advisor and that all of such shares of the Corporation's Common Stock are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(d) The holdings listed are as set forth in the amendment to the Schedule 13D filed jointly by GAMCO Investors, Inc./Gabelli Funds, Inc./Gabelli Performance Partnership L.P./Gabelli Foundation, Inc./ Gemini Capital Management Ltd./Marc J. Gabelli/ Mario J. Gabelli dated May 6, 1998.

(e) GAMCO Investors, Inc. does not have authority to vote 33,775 of the shares held by it, and Gabelli Funds, Inc. does not have authority to vote the 119,000 shares held by it.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The by-laws of the Corporation provide for a Board of Directors of not less than three directors, as may be fixed by resolution of the Board of Directors or stockholders. The Board of Directors, by resolution, has fixed the number of directors at eight. All present directors of the Corporation have been nominated for re-election. It is the intention of the persons named in the enclosed proxy, unless otherwise instructed, to vote shares covered by valid proxies in favor of the election to the Board of Directors of the eight persons named in the following table. Each director will be elected to serve until the next Annual Meeting of Stockholders and until his successor is elected and shall duly qualify. If any nominee at the time of election is unavailable to serve, it is intended that the persons named in the proxy, or their substitutes, will vote for an alternative nominee who will be designated by the Board. However, the Board has no reason to anticipate that any of the designated nominees will not be candidates.

NOMINEES FOR DIRECTOR

                                    POSITION WITH THE CORPORATION,               YEAR FIRST
                                   IF ANY, PRINCIPAL OCCUPATION AND               BECAME A
         NAME                         OTHER BUSINESS AFFILIATIONS                 DIRECTOR    AGE
         ----                      --------------------------------              ----------   ---
Milton H. Dresner.....  Developer, builder and private investor. Director of        1989       73
                        Avatar Holdings Inc., BioTime, Inc. and Childtime Child
                          Care, Inc.
Jay B. Langner........  Chairman of the Board of Directors since 1977. Chief        1961       68
                        Executive Officer of the Corporation since 1989, and
                          President from 1961 through 1979 and 1989 to
                          September 1996.
Paul R. Pollack.......  Executive Vice President and Chief Operating Officer of     1996       56
                        the Corporation since 1990, and President of its
                          subsidiary, Hudson General LLC, since September 1996.
                          Senior Vice President of the Corporation from 1984 to
                          1990.
Edward J. Rosenthal...  Vice Chairman of Cramer Rosenthal McGlynn, Inc.,            1976       64
                        investment managers. Director of Astro Communications
                          Corp.
Michael Rubin.........  President of the Corporation since September 1996.          1996       51
                        Executive Vice President of the Corporation from 1990
                          to September 1996, Vice President -- Finance of the
                          Corporation from 1985 to 1990, and Treasurer from
                          1983 to July 1998.
Hans H. Sammer........  Consultant. Retired Director, Investment Banking Group      1978       64
                        of Prudential Securities Incorporated.
Richard D. Segal......  Vice Chairman of the Board of Directors since February      1981       44
                        1998. Chairman and Chief Executive Officer of Seavest
                          Inc., a private investment company. Director of Penn
                          Traffic Co.
Stanley S. Shuman.....  A Managing Director and Executive Vice President of         1985       63
                        Allen & Company Incorporated, investment bankers.
                          Director of Bayou Steel Corporation and News
                          Corporation Limited.

     The Board of Directors held seven meetings during the fiscal year ended June 30, 1998.

     The Board has established four standing committees to assist it in the discharge of its responsibilities, as follows:

          The Executive Committee is authorized, during the intervals between Board meetings, to exercise, to the extent permitted by law, all of the powers of the Board in the management of the affairs of the Corporation. The Executive Committee, which consists of Messrs. Langner, Sammer and Segal, met once during fiscal 1998.

          The Audit Committee consists of Messrs. Dresner, Rosenthal and Sammer, none of whom is an employee of the Corporation. Its primary responsibilities are to oversee the Corporation's system of internal accounting controls and the financial reporting process, review the internal audit function, recommend the appointment of the Corporation's independent auditors, and review all audit reports. In this connection, the Audit Committee meets with the Corporation's independent auditors and management to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, and provides general oversight with respect to the accounting principles employed in the Corporation's financial reporting. The Audit Committee met five times during fiscal 1998.

          The Compensation Committee consists of Messrs. Rosenthal, Sammer, Segal and Shuman. Its functions include approval of the compensation of employees of the Corporation whose compensation exceeds a specified amount and determination of individual awards under the Corporation's Executive Incentive Program. See "Compensation Committee Report on Executive Compensation". This Committee met twice during fiscal 1998.

          The Stock Option and Appreciation Rights Committee consists of Messrs. Rosenthal, Sammer and Segal. The Committee administers the Corporation's Stock Option and Stock Appreciation Rights Plans. This Committee did not meet during fiscal 1998.

          The Corporation does not have a Nominating Committee.

     The Board establishes such other committees as it determines may be needed to assist it in the discharge of its responsibilities.

     During fiscal 1998, all directors attended at least 75% of the aggregate number of meetings of the Board and committees of which they were members.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation receive no additional compensation for service on the Board of Directors or any committees thereof. Members of the Board who are not employees of the Corporation are compensated for their service on the Board and committee assignments. At present, the annual compensation of these directors is $31,500 for Mr. Sammer, $30,000 for Mr. Shuman, $27,500 for Messrs. Dresner and Rosenthal and $20,000 for Mr. Segal. Directors are entitled to be reimbursed for reasonable expenses incurred by them in connection with their service on the Board or any committee thereof.

OWNERSHIP OF EQUITY SECURITIES

     The following table sets forth information regarding the shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of September 24, 1998, by the directors of the Corporation, the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation, and all directors and executive officers as a group. Except as otherwise indicated in the notes to the table, the persons listed below have sole voting and investment power with respect to such shares.

                                                                             PERCENTAGE OF
                                                               SHARES OF      OUTSTANDING
                            NAME                              COMMON STOCK      SHARES
                            ----                              ------------   -------------
Milton H. Dresner...........................................     69,000(1)        4.0%
Jay B. Langner..............................................    131,258(2)        7.5%
Edward J. Rosenthal.........................................      7,200(3)         .4%
Hans H. Sammer..............................................      1,000            .1%
Richard D. Segal............................................    125,972(4)        7.2%
Stanley S. Shuman...........................................         --            --
Paul R. Pollack.............................................     10,140(2)         .6%
Michael Rubin...............................................      8,430(2)         .5%
Raymond J. Rieder...........................................      2,900(2)         .2%
Fernando DiBenedetto........................................      1,010(2)         .1%
Directors and executive officers as a group (12 persons)....    361,310(2)       20.3%

---------------
(1) These shares are held by a revocable living trust established by Mr. Dresner of which he is also the trustee.

(2) Includes shares issuable upon the exercise of the stock options held by such individual(s), all of which are presently exercisable, as follows: Mr. Langner 10,000; Mr. Pollack 8,200; Mr. Rubin 8,200; Mr. Rieder 2,900; Mr. DiBenedetto 1,000; and all directors and executive officers as a group 34,700. The percentage of outstanding shares (i) for each individual has been calculated as though only such options held by the individual had been exercised, and (ii) for the group has been calculated as though all such options had been exercised.

(3) Consists of 4,200 shares owned by a partnership of which Mr. Rosenthal is managing general partner and 3,000 shares owned by a corporation controlled by Mr. Rosenthal. Mr. Rosenthal has shared voting and investment power with respect to all such shares.

(4) Mr. Segal has shared voting and investment power with respect to such shares. Includes 98,382 shares as to which Mr. Segal disclaims beneficial ownership. See "Principal Stockholders".

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the Corporation's last three fiscal years, the compensation of the persons who were at June 30, 1998 the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation:

                           SUMMARY COMPENSATION TABLE

                                               FISCAL YEAR     ANNUAL COMPENSATION      ALL OTHER
                  NAME AND                        ENDED       ---------------------    COMPENSATION
             PRINCIPAL POSITION                  JUNE 30       SALARY     BONUS (1)        (2)
             ------------------                -----------    --------    ---------    ------------
Jay B. Langner (3)...........................     1998        $500,000    $100,000       $30,000
  Chairman of the Board and                       1997         450,000     100,000        30,000
  Chief Executive Officer                         1996         450,000     250,000        30,000
Michael Rubin (4)............................     1998         250,000     290,000        12,661
  President                                       1997         225,000     300,000        13,315
                                                  1996         218,000     300,000        10,769
Paul R. Pollack..............................     1998         235,000     290,000        17,844
  Executive Vice President and                    1997         225,000     300,000        19,245
  Chief Operating Officer                         1996         218,000     300,000        15,118
Raymond J. Rieder............................     1998         197,500     230,000        10,264
  Senior Vice President and                       1997         190,000     240,000        10,793
  Chief Marketing Officer                         1996         183,500     225,000         8,841
Fernando DiBenedetto.........................     1998         165,000     200,000        10,262
  Senior Vice President-Operations                1997         158,000     200,000        10,779
                                                  1996         152,500     180,000         8,834

---------------
(1) Except with respect to Mr. Langner, all amounts shown in this column represent awards under the Corporation's Executive Incentive Program. Mr. Langner does not participate in this Program. See "Compensation Committee Report on Executive Compensation".

(2) All amounts shown in this column were contributed by the Corporation and allocated to the accounts of the persons named in the table pursuant to the Corporation's 401(k) Profit Sharing Plan.

(3) Mr. Langner also served as President of the Corporation until September 13, 1996.

(4) Mr. Rubin became President of the Corporation on September 13, 1996. Prior thereto, he served as Executive Vice President. Mr. Rubin also served as Chief Financial Officer until July 25, 1997.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and therefore no grants of stock options or stock appreciation rights ("SAR's") were made during the fiscal year ended June 30, 1998.

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SAR's during the fiscal year ended June 30, 1998, and unexercised options and SAR's held as of June 30, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                            VALUE OF
                                                                    NUMBER OF              UNEXERCISED
                                        SHARES                     UNEXERCISED            IN-THE-MONEY
                                       ACQUIRED      VALUE       OPTIONS/SAR'S AT       OPTIONS/SAR'S AT
NAME                                  ON EXERCISE   REALIZED    FISCAL YEAR-END(1)    FISCAL YEAR-END(1)(2)
----                                  -----------   --------    ------------------    ---------------------
Jay B. Langner......................        --      $    --           10,000                $358,350
Michael Rubin.......................        --           --            8,200                 285,680
Paul R. Pollack.....................        --           --            8,200                 285,680
Raymond J. Rieder...................     2,000       64,420            2,900                  97,201
Fernando DiBenedetto................        --           --            1,000                  30,988

---------------
(1) All options and SAR's held by the named individuals were exercisable at June 30, 1998.

(2) Value is based on the closing price of the Corporation's Common Stock on June 30, 1998, which was the last day of the Corporation's fiscal year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of employees of the Corporation whose compensation exceeds a specified level, including all executive officers of the Corporation. The Compensation Committee is comprised of four directors, none of whom is an employee of the Corporation. Three of the members of the Compensation Committee also constitute the full membership of the Stock Option and Appreciation Rights Committee of the Board of Directors. As discussed below, no stock options or stock appreciation rights were available to be awarded during the fiscal year ended June 30, 1998 and, accordingly, this report is submitted solely by the Compensation Committee.

     The goal of the Compensation Committee is to maintain executive compensation at levels which enable the Corporation to attract and retain highly qualified executives.

     Each of the executive officers (including Jay B. Langner, the Corporation's Chief Executive Officer) is party to an employment agreement with the Corporation which permits, but does not require, increases to base salary, and increases to base salary are considered annually by the Compensation Committee. The Compensation Committee reviews with Mr. Langner any proposed salary increases for executive officers other than Mr. Langner. Salary increases, if any, are generally effective at the start of the Corporation's fiscal year.

     Factors considered by the Compensation Committee in reviewing and approving the base salary of executive officers (including Mr. Langner) are typically subjective. The Compensation Committee generally takes into account the executive's overall performance and contributions to the Corporation, as well as industry specific and overall economic climates and the profitability of the Corporation (without reference to any specific performance-related targets), with no particular weight given to any of such factors. In considering increases to the base salary of executive officers other than Mr. Langner, the Compensation Committee also takes into account the existence of the Executive Incentive Program discussed below (in which Mr. Langner does not participate).

     The Compensation Committee does not examine the compensation levels at any "peer" group of companies in the Corporation's industry group. The Compensation Committee believes that no such peer group can be identified since almost all U.S. aviation services companies are either privately owned or are subsidiaries of much larger corporations having substantial operations in other lines of business. Thus, neither compensation data of executive officers overseeing the aviation services operations of those companies, nor the performance data with respect to such operations, is available to the Compensation Committee.

     In setting compensation levels during the past several years, the Compensation Committee has been particularly mindful of the unpredictability of the financial condition of the aviation industry, the principal industry to which the Corporation provides services. As a result, except in the case of executive officers who received promotions, salary increases for the fiscal years ended June 30, 1998 and June 30, 1997 for executive officers other than Mr. Langner (whose compensation is discussed below) were designed generally to take into account the increase in the cost of living, and no increases were granted for the fiscal year ended June 30, 1996.

     The purpose of the Executive Incentive Program, which was adopted in December 1993, is to relate a portion of executive compensation to corporate performance and thereby motivate executives to increase the Corporation's profitability. Eight officers of the Corporation are eligible to participate in the Executive Incentive Program, including all executive officers named in the Summary Compensation Table except Mr. Langner.

     Under the Executive Incentive Program, a bonus pool is established for each fiscal year in an amount equal to the excess, if any, of earnings before interest and taxes of the Corporation's aviation services business over a specified threshold of return on the Corporation's investment in such business (the "Bonus Base") multiplied by 15%. The maximum bonus pool for any fiscal year was originally $1,000,000. In light of the growth of the Corporation and the increased responsibilities of its executive officers, the maximum bonus pool was increased to $1,500,000 commencing with the fiscal year ended June 30, 1996. If the Corporation, on a consolidated basis, is not profitable for a particular fiscal year, the Board of Directors has the discretion not to pay any bonuses under the Executive Incentive Program and, instead, to carry over the Bonus Base to the next fiscal year. If the Bonus Base for any particular fiscal year is negative, such negative amount must be recouped before there is a bonus pool in a subsequent fiscal year. In the fiscal year ended June 30, 1998 the bonus pool was $1,490,000.

     Individual awards under the Executive Incentive Program are determined subjectively by the Compensation Committee, generally taking into account the executive's overall performance and contributions to the Corporation.

     Mr. Langner's base salary was the same in the fiscal years ended June 30, 1997, June 30, 1996 and June 30, 1995. For the fiscal year ended June 30, 1998, such base salary was increased from $450,000 to $500,000. As noted above, Mr. Langner does not participate in the Executive Incentive Program. Mr. Langner was awarded a bonus of $100,000 with respect to the fiscal years ended June 30, 1998 and June 30, 1997. In light of (i) Mr. Langner's major contribution to the successful consummation of the transaction in which

Lufthansa Airport and Ground Services GmbH acquired a 26% interest in the Corporation's aviation services business, and (ii) the Corporation's record financial performance in the fiscal year ended June 30, 1996, Mr. Langner was awarded a bonus of $250,000 with respect to such fiscal year.

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and thus no awards could be made from such plans during the fiscal year ended June 30, 1998. Outstanding stock options and stock appreciation rights held by the executive officers named in the Summary Compensation Table are set forth in the table that precedes this report.

                                          Submitted by the Compensation
                                          Committee

                                          Edward J. Rosenthal
                                          Hans H. Sammer
                                          Richard D. Segal
                                          Stanley S. Shuman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Stanley S. Shuman, a director of the Corporation and a member of the Compensation Committee, is a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen & Company"), which has rendered various investment banking services to the Corporation, and which the Corporation has engaged to render certain additional investment banking services.

     In connection with the exercise by Lufthansa Airport and Ground Services GmbH of a previously granted option to increase its interest in the Corporation's aviation services business, Allen & Company will be entitled to receive a fee from the Corporation of $592,000.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below are a line graph and table comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of (i) the American Stock Exchange Index ("AMEX Index") and (ii) the Media General Financial Services Index for Aircraft Manufacturers and Services (the "Media General Group Index") for the five years commencing June 30, 1993 and ended June 30, 1998. The graph and table assume that $100 was invested on June 30, 1993, at the closing price, in each of the Corporation's Common Stock, the AMEX Index and the Media General Group Index, and that all subsequent dividends were reinvested. This data was furnished by Media General Financial Services.

                                                                              Media General
                                     Hudson General        AMEX Index          Group Index
1993                                    $100.00             $100.00             $100.00
1994                                     130.85               96.53              121.20
1995                                     178.19              116.15              159.89
1996                                     313.82              132.99              231.53
1997                                     343.61              141.44              294.79
1998                                     467.43              163.53              293.72

     The Media General Group Index includes the Corporation, four other companies engaged in aviation-related services and twenty-five other companies which are primarily engaged in the manufacture and/or maintenance of aircraft, aircraft parts, instruments and engine components.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     The Corporation has an employment agreement with Mr. Langner (the "Employment Agreement"), which expires on January 31, 2001. Mr. Langner's annual base salary is $500,000, and the Employment Agreement provides that such base amount may not be reduced except under certain limited circumstances. If Mr. Langner's employment is terminated for any reason except death, disability or Cause (as defined in the Employment Agreement), or if he terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Langner will receive severance pay in installments at the same rate as his salary in effect upon his termination for three years. If termination is due to Mr. Langner's death, severance payments will be made for twelve months. Unless Mr. Langner is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If Mr. Langner is terminated and obtains other employment, his severance pay is subject to mitigation after twelve months of the severance payment period. In the event of a change in control of the Corporation (as defined in the Employment Agreement) which occurs after termination of Mr. Langner's employment by the Corporation other than for Cause or disability, or by Mr. Langner for Good Reason, and prior to January 31, 2001, Mr. Langner is entitled to receive certain additional amounts under certain circumstances. If while Mr. Langner is employed there is a change in control of the Corporation, the Employment Agreement shall terminate, and all rights and obligations of the Corporation and Mr. Langner with respect to his employment shall be governed by the terms of his Severance Agreement with the Corporation, which is described below.

     The Corporation has employment agreements (the "Contracts") with Messrs. Rubin, Pollack, Rieder and DiBenedetto. The Contracts with Messrs. Rubin, Pollack and Rieder currently extend until December 31, 2001, and the Contract with Mr. DiBenedetto currently extends until December 31, 1999. The Contracts with Messrs. Rubin, Pollack and Rieder are subject to extension for additional three year periods, and the Contract with Mr. DiBenedetto for additional two year periods, unless on or before the September 30th preceding any then-existing expiration date, the Corporation notifies the executive that it elects not to so extend the term. The Contracts provide that the executives shall receive an annual base salary of not less than their respective salary levels in effect on the date of the Contracts, and in the case of Mr. Rubin, that he is entitled to a percentage of the total allocation under the Corporation's Executive Incentive Program which is no less than the average of his percentage allocations for the three preceding years. If the term of the executive's Contract is not extended, or if the executive's employment is terminated for any reason except death, disability or Cause (as defined in the Contracts), or if the executive terminates his employment for Good Reason (as defined in the Contracts), the executive will receive severance pay in installments at the same rate as his salary in effect upon his termination (plus, in the case of Mr. Rubin, the average of his bonuses for the three preceding years) for the greater of twenty-four months (eighteen months in the case of Mr. DiBenedetto) or the period to the expiration of his Contract. If termination is due to the executive's death, severance payments will be made for three months (twelve months in the case of Mr. Rubin, including the average of his bonuses for the three preceding years). Unless the executive is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If the executive is terminated and obtains other employment, his severance pay is subject to mitigation after twelve months (nine months in the case of Mr. DiBenedetto). In the event of a change in control of the Corporation (as defined in the Contracts) after termination of the executive's employment and prior to the expiration of the Contract, the executive is entitled to receive certain additional amounts under certain circumstances. If while the executive is employed there is a change in control of the Corporation, his Contract shall terminate, and all rights and obligations of the Corporation and the executive with respect to the executive's employment shall be governed by the terms of his Severance Agreement with the Corporation described below.

     The Corporation has severance agreements (the "Severance Agreements") with Messrs. Langner, Rubin, Pollack, Rieder and DiBenedetto pursuant to which payments will be made to such persons under certain circumstances following a change in control of the Corporation.

     The Severance Agreements provide for a lump sum payment by the Corporation to each such executive in the event the executive's employment with the Corporation is terminated other than for death, retirement, disability or Cause (as defined in the Severance Agreements), or the executive terminates his employment for Good Reason (as defined in the Severance Agreements), following a "change in control" of the Corporation (as defined in the Severance Agreements).

     Under the Severance Agreements, upon a termination for which a severance payment is required, an amount will be paid to the executive equal to a specified multiple of the executive's average Compensation for the five years prior to termination. "Compensation" is defined to include salary, bonuses and payments (with certain exceptions) received from the Corporation during a calendar year or payable with respect to such calendar year but deferred to a later period.

     Upon a termination for which a severance payment is required, the Severance Agreements also provide for: (i) furnishing the executive for a period of thirty-six months (twenty-four months in the case of Mr. DiBenedetto) with life, disability, accident and health insurance benefits substantially similar to those provided prior to termination (with such benefits permitted to be reduced to the extent comparable benefits are actually received by the executive during this period); (ii) a cash payment equal to the excess of the market value on the date of termination over the option price, multiplied by the number of shares of stock covered by options granted under the Corporation's Incentive Stock Option Plan; (iii) a cash payment equal to the excess of the higher of market value on the date of termination or the highest price paid in connection with the change in control over the option price, multiplied by the number of shares covered by any stock option granted under all other stock option plans; (iv) a cash payment equal to the difference between the higher of market value on the date of termination or the highest price paid in connection with the change in control and the market value (as defined in any stock appreciation rights plan of the Corporation) on the date of grant, multiplied by the number of stock appreciation rights held by the executive pursuant to any stock appreciation rights plan of the Corporation; and (v) a payment equal to the present value of the additional retirement benefit which would have been earned under the Corporation's pension plan or successor plan thereto if employment had continued until the expiration date of the Employment Agreement (in the case of Mr. Langner) or of the Contracts of the other executives. Except in the case of Mr. Langner, any payment or benefit received or to be received by the executive in connection with a change in control or the termination of employment will be reduced to the extent that such payment, together with any other compensation provided by the Corporation, would not be deductible by the Corporation, or by any other person making such payment or providing such benefit, pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to Mr. Langner, under certain circumstances the Corporation is obligated to pay him an additional amount to compensate him for the impact of the excise tax imposed by Section 4999 of the Code.

     In conjunction with the 1992 termination of the Corporation's defined benefit retirement plan and amendment of the Corporation's existing Profit Sharing Plan (which was renamed the "401(k) Profit Sharing Plan"), the Employment Agreement, the Contracts and the Severance Agreements were amended to provide the executives with the additional benefits to which they would have been entitled under those plans had such termination and amendment not occurred.

     Based upon the provisions of the Severance Agreements, if the executive officers having Severance Agreements were to be terminated during the fiscal year ending June 30, 1999 following a change in control of the Corporation, the maximum severance payments by the Corporation to them would be approximately $1,635,000 to Mr. Langner, $1,387,000 to Mr. Rubin, $1,373,000 to Mr. Pollack,
$1,112,000 to Mr. Rieder, and $618,000 to Mr. DiBenedetto. Such amounts do not include any potential cash payments in respect of stock options and stock appreciation rights in the event of a change of control, as described in clauses (ii), (iii) and (iv) of the second preceding paragraph.

                                    AUDITORS

     The auditors of the Corporation's financial statements for the fiscal year ended June 30, 1998 were KPMG Peat Marwick LLP. No change in this designation is presently contemplated for the fiscal year ending June 30, 1999. KPMG Peat Marwick LLP has no financial interest in the Corporation, except in the capacity of independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, at which time they will be available to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

                                    GENERAL

ANNUAL REPORT

     The Annual Report for the fiscal year ended June 30, 1998 is being mailed herewith to all stockholders.

NOTICE REQUIREMENTS

     The Corporation's by-laws, as amended, require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal of business (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and in the case of an Annual Meeting be received by the Corporation not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

     In order to be considered pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for inclusion in the Corporation's Proxy Statement and form of proxy relating to the Annual Meeting of Stockholders of the Corporation to be held in 1999, proposals by stockholders must be received by the Corporation at the address on Page 1 hereof no later than June 16, 1999. In order for proposals by stockholders not submitted in accordance with Rule 14a-8 under the Exchange Act to be timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Corporation at the address on Page 1 hereof no later than August 22, 1999.

OTHER MATTERS

     The Board does not know of any matters to come before the meeting except those set forth in the Notice of Annual Meeting, but in the event that other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment on the matter.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Senior Vice President
                                          and Secretary
October 14, 1998

                        PLEASE SIGN, DATE AND RETURN THE
                                 ENCLOSED PROXY

                             [HUDSON GENERAL LOGO]

                           HUDSON GENERAL CORPORATION
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021

                                                                      0722-PS-98

                           HUDSON GENERAL CORPORATION


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

     The undersigned stockholder of HUDSON GENERAL CORPORATION, a Delaware corporation, hereby appoints JAY B. LANGNER and MICHAEL RUBIN, and each of them, attorneys, agents and proxies, with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation, to be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 20, 1998 at 9:30 A.M. and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given. Said proxies are directed to vote as set forth on the reverse side hereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES.

SEE REVERSE                                                          SEE REVERSE
   SIDE     (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)     SIDE

[X] Please mark
    votes as in
    this example.

1. Election of Directors

   Nominees: Milton H. Dresner, Jay B. Langner, Paul R. Pollack,
   Edward J. Rosenthal, Michael Rubin, Hans H. Sammer,
   Richard D. Segal, Stanley S. Shuman

     FOR                 WITHHELD
     ALL    [ ]          FROM ALL [ ]
   NOMINEES              NOMINEES


   --------------------------------------------------
   (To withhold authority from any individual nominee, mark the "FOR" box above and write that nominee's name on the line above).


   PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS
   HEREON. IF SIGNING AS ATTORNEY, EXECUTOR,
   TRUSTEE OR IN OTHER REPRESENTATIVE CAPACITY,
   SIGN NAME AND INDICATE TITLE.


   RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF
   STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT, AND THE ANNUAL
   REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 1998.


   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Signature                    Date:        Signature                  Date:
         -------------------      -----            ----------------       -----